Exhibit 99.1

Contact: Patricia P. Frias Corporate Communications Telik, Inc. Tel: 650 845 7927 Email: pfrias@telik.com

TELIK ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

Palo Alto, CA, - August 6, 2009 – Telik, Inc. (Nasdaq: TELK) today reported a net loss of $5.7 million, or $0.11 per share, for the second quarter ended June 30, 2009, compared with a net loss of $13.6 million, or $0.26 per share, for the comparable period in 2008.

For the quarter ended June 30, 2009, total operating costs and expenses were $6.3 million, compared with $11.0 million in the 2008 second quarter. Operating expenses in the 2009 second quarter included stock-based compensation expense of approximately $0.5 million. Operating expenses were approximately 43% lower in the second quarter of 2009 compared with the same period in 2008, primarily due to lower headcount as a result of our restructuring in February 2009, reduced research, clinical trial and related expenses and lower stock compensation expense.

For the six months ended June 30, 2009, Telik reported a net loss of $13.4 million, or $0.25 per share, compared with a net loss of $23.4 million, or $0.44 per share, for the six months ended June 30, 2008. Total operating expenses for the first six months of 2009 were $14.0 million, compared with $21.6 million for the first six months of 2008. Operating expenses in the first six months of 2009 included approximately $1.3 million in stock-based compensation expense. The reduction in operating expenses of approximately 35% in the first six months of 2009 compared with the same period in 2008 was primarily due to lower headcount, reduced research and clinical trial expenses and lower stock-based compensation expense.

At June 30, 2009, Telik had $50.6 million in cash, cash equivalents and investments including restricted investments, compared to $63.5 million at December 31, 2008.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer and inflammatory diseases. The company’s most advanced investigational drug candidates in clinical development are TELINTRA®, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA®, a tumor-activated prodrug for the treatment of advanced ovarian cancer and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the future development of TELINTRA and TELCYTA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if clinical trials of TELINTRA or TELCYTA are delayed or unsuccessful, Telik’s business would suffer, if Telik’s competitors develop and market products that are more effective than its product candidates, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated, and if Telik does not obtain regulatory approval to market products in the U.S. and foreign countries, Telik will not be permitted to commercialize these product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2008 and subsequent quarterly reports on Form 10-Q. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating costs and expenses:
Research and development	$3,022	$8,236	$7,012	$16,431
General and administrative	3,199	2,773	6,086	5,186
Restructuring costs	83	—	951	—

Total operating costs and expenses	6,304	11,009	14,049	21,617

Loss from operations	(6,304)	(11,009)	(14,049)	(21,617)
Interest and other income (expense), net	623	(2,560)	663	(1,760)

Net loss	$(5,681)	$(13,569)	$(13,386)	$(23,377)

Basic and diluted net loss per share	$(0.11)	$(0.26)	$(0.25)	$(0.44)

Weighted average shares used to calculate basic and diluted net loss per share	53,356	53,185	53,335	53,088

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
Cash, cash equivalents, investments and restricted investments	$50,560	$63,469

Total assets	$57,143	75,413

Stockholders’ equity	$50,278	62,372